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                                                                    EXHIBIT 2-1



























                            STOCK PURCHASE AGREEMENT

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                          YANKEE GROUP RESEARCH, INC.

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                            STOCK PURCHASE AGREEMENT
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     THIS STOCK PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, in each case whether in whole or in part, this "Agreement"), dated as of August 9, 1996, is entered into by and between Howard Anderson, an individual resident of Massachusetts ("Anderson") and Primark Corporation, a Michigan corporation ("Primark").

                                    RECITALS
                                    --------

     WHEREAS, Anderson owns all of the issued and outstanding "Shares" (as defined below) of Yankee Group Research, Inc., a Massachusetts corporation (the "Company");

     WHEREAS, Primark wishes to purchase one hundred percent of the issued and outstanding Shares on the terms and conditions set forth herein;

     WHEREAS, this Agreement is being entered into simultaneously with the execution of (i) the Stock Purchase Agreement by and among Primark and the holders of the Class B shares of common stock, no par value per share, of the Company, and (ii) the Stock Purchase Agreement by and among Primark and the holders of the Class C shares of common stock, no par value per share, of the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Anderson and Primark hereby agree as follows:

                                    AGREEMENT
                                    ---------

1.   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     "ADDITIONAL PURCHASE PRICE" shall mean an amount equal to $1,904,091 plus the Company's cash on hand at Closing minus the sum of the cash operating needs of the Company. For purposes hereof, the operating cash needs shall be deemed to be $1,600,000 assuming all accounts payable and other liabilities continue to be paid in the ordinary course of business and consistent with past practice, provided that the Closing Date (as defined below) will not be considered to be the end of the accounting period.


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     "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "ANCILLARY AGREEMENTS" shall mean the Employment and Noncompetition Agreement in the form attached hereto as Exhibit A, the Registration Rights Agreement in the form attached hereto as Exhibit B, the lease indemnification letter referred to in SECTION 7.7 and the Class B Stock Purchase Agreement.

     "BALANCE SHEET" shall mean the audited combined balance sheet of the Company at December 31, 1995, together with the notes thereon.

     "BOOKS AND RECORDS" shall mean (a) all records and lists pertaining to the Company and its Subsidiaries and their respective customers, suppliers or personnel, (b) all product, business and marketing plans of the Company and its Subsidiaries, and (c) all books, ledgers, files, reports, plans and operating records of every kind of the Company and its Subsidiaries.

     "BUSINESS DAY" shall mean any date other than Saturday, Sunday or any other day on which commercial banks are closed for business in the Commonwealth of Massachusetts.

     "CLEANUP" shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or rededication or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, in each case to the extent required by applicable Environmental Laws.

     "CLOSING DATE" shall mean August 9, 1996, or such other date as Anderson and Primark shall mutually agree upon.

     "CLASS B HOLDERS" shall mean the holders of Class B Shares listed on
Schedule 1.1(a) hereto.

     "CLASS B SHARES" shall mean the Class B shares of common stock of the Company, no par value per share.

     "CLASS B STOCK PURCHASE AGREEMENT" shall mean the stock purchase agreement dated as of the date hereof by and among Primark and the Class B Holders.

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     "CLASS C HOLDERS" shall mean the holders of Class C Shares listed on
Schedule 1.1(b) hereto.

     "CLASS C SHARES" shall mean the Class C shares of common stock of the Company, no par value per share.

     "CLASS C STOCK PURCHASE AGREEMENT" shall mean the stock purchase agreement dated as of the date hereof by and among Primark and the Class C Holders.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "COMBINED" shall mean, when used in connection with a financial statement, the Yankee Group financial statements as audited by Ernst & Young, LLP, including the consolidated financial statements of Yankee Group Research, Inc. combined with Yankee Group Financial, Inc.

     "CONTRACT" shall mean (a) each written employment agreement and any other agreement that is related to severance or change in control, immediate or deferred compensation, bonuses, pensions, retirement payments, profit sharing, stock bonuses, equity opportunities, insurance, hospitalization, medical expenses, death benefits or any similar employee benefits applicable to employees or categories of employees; (b) each capital construction contract requiring payment over the remainder of the term in excess of Five Thousand Dollars ($5,000); (c) each loan agreement or other financing arrangement including, but not limited to, any indenture, installment obligation, mortgage note, finance lease, agreement with respect to the purchase price of property or equipment, agreement or other instrument relating to the borrowing of money by the Company, guarantee issued by or for the benefit of the Company, or a mortgage, security agreement or other collateral arrangement securing indebtedness of any Person, excluding, in each case, any such obligation relating to trade payables in the ordinary course of business; (d) each written or verbal contract with a supplier not terminable within one hundred eighty
(180) days and requiring annual payments or payments over the remainder of its terms in excess of Ten Thousand Dollars ($10,000); (e) each written or verbal contract with a customer involving payments of more than $15,000; (f) each lease of tangible personal property requiring annual payment in excess of Five Thousand Dollars ($5,000); (g) real property leases; (h) each service and consulting agreement involving payments of more than $15,000 per annum; (i) all collective bargaining agreements; (j) all licensing agreements (except off-the-shelf software licensing agreements); (k) each contract related to any consents or approvals required under the terms of this Agreement; and (1) each contract that is a material intercompany agreement to which the Company is a party, including all evidences of indebtedness, all tax revenue or expense sharing agreements and all management or operating agreements.

     "ENCUMBRANCE" shall mean any security interest, interest of another, claim, lien, charge or encumbrance.

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     "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on or resulting from (a) the presence, or Release into the indoor or outdoor environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAW" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

     "FINANCIAL STATEMENTS" shall mean the Year-End Financial Statements and the Interim Financial Statements.

     "FIRST INSTALLMENT" shall have the meaning set forth in SECTION 2.1.

     "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied.

     "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "HAZARDOUS SUBSTANCES" shall mean all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. [Section]300.5, or defined as such by, or regulated as such under, any Environmental Law.

     "INTERIM FINANCIAL STATEMENT" shall mean the balance sheet and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the six months ended June 30, 1996.

     "MATERIAL ADVERSE EFFECT" shall mean any effect that is, or series of effects that are (in the aggregate), materially adverse to the business, operations, results of operations, or financial condition of the Company and the Subsidiaries taken as a whole or the ability of the Company or any Subsidiary to consummate the transactions contemplated by this Agreement.

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     "PERSON" means an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, or a Governmental Entity.

     "POST-CLOSING PARTIAL PERIOD" shall mean with respect to any tax period beginning prior to the Closing Date and ending after the Closing Date, the portion of such period beginning one day after the Closing Date.

     "POST-CLOSING PERIOD" shall mean a taxable period ending after the Closing Date.

     "PRE-CLOSING PARTIAL PERIOD" shall mean with respect to any tax period beginning prior to the Closing Date and ending after the Closing Date, the portion of such period up to and including the Closing Date.

     "PRE-CLOSING PERIOD" shall mean any Tax period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.

     "PROPERTY" or "PROPERTIES" shall mean the real properties leased or owned by the Company or any of its Subsidiaries.

     "RELEASE" shall mean any release, spill, emission, discharge, leaking, deposit, disposal or dispersal, into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata), in each case in violation of applicable Environmental Laws.

     "REPRESENTATIVE" shall mean, with respect to any Person, any executive officer or director.

     "SHARES" shall have the meaning set forth in SECTION 4.3.

     "STRADDLE PERIOD" shall mean a taxable year or taxable period of the Company or its Subsidiary which begins before the Closing Date and ends after the Closing Date.

     "SUBSIDIARY" or "SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company or another Subsidiary is a general partner, or (c) any partnership in which the Company or another Subsidiary possesses a 50% or greater interest in the total capital or total income of such partnership.

     "TAX" shall mean any federal, state, local, foreign or other tax, levy, impost, fee assessment, including, without limitation, income, estimated income, business.

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occupation, franchise, real property, payroll, personal property, sales, transfer, use, employment, or withholding, occupancy, gross receipts, profits, deemed profits, capital, corporation, ad valorem, excise, or duty tax, including interest, penalties and additions in connection therewith for which the Company or any of the Subsidiaries is liable.

     "TAX ATTRIBUTE" shall mean any loss, deduction or credit for any Tax purpose or any other item that could give rise to a Tax Benefit.

     "TAX BENEFIT" shall mean in the case of any Tax Return, the sum of the amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest relating to such Tax liability (or Tax refund), and in the case of a consolidated federal income Tax Return or similar state, local or other Tax Return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or the Tax refund is increased) plus any interest from such government or jurisdiction relating to such Tax liability (or Tax refund).

     "TAX ELECTION" shall include, but is not limited to, any election, claim, disclaimer, or waiver relating to any Tax, Tax Return, Tax Attribute or Tax Benefit.

     "TAX RETURN" shall mean any return, declaration, report, statement or other document required to be filed in respect of Taxes.

     "YEAR-END FINANCIAL STATEMENTS shall mean (x) the balance sheet and the related combined statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, and (y) the balance sheet of the Company dated December 31, 1994 and the related combined statement of operations for the three (3) month period ending on such date, and (z) the balance sheet of the Company dated September 30, 1994 and the related combined statements of operations, changes in shareholders' equity and cash flows for such year.

     1.2 HEREOF, HEREIN, ETC. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term "or" has the inclusive meaning represented by the term "and/or" and the term "including" is not limiting. All references as to "Sections", "Subsections", "Articles", "Schedules" and "Exhibits" shall be to Section, Subsections, Articles, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided.

     1.3 COMPUTATION OF TIME PERIODS. In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the words "commencing on" mean "commencing on and including", the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

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2.   SALE AND PURCHASE

     2.1 SALE AND PURCHASE OF THE SHARES. (a) On the terms and subject to the conditions of this Agreement, (i) on the Closing Date, Anderson will sell, assign, transfer, convey and deliver to Primark, free and clear of all Encumbrances whatsoever all of the Shares (as hereinafter defined) and (ii) in consideration of such sale and transfer, Primark will purchase and accept, on the Closing Date, all of the Shares, and will pay to Anderson, by wire transfer of readily available funds, on the Closing Date, an amount equal to Twenty-Nine Million Ninety-Five Thousand Nine Hundred and Nine Dollars ($29,095,909) plus the Additional Purchase Price, if any. The payments set forth in (ii) are referred to herein collectively as the "First Installment").

          (b) In addition, Primark shall pay Anderson an additional Two Million Dollars ($2,000,000) for the Shares if the Company achieves $16.0 million of Revenues and $3.1 million of Operating Income for the 12 months ended December 31, 1996 ("GAAP 1996 Targets"), which Revenues and Operating Income shall be calculated in accordance with GAAP, applied on a basis consistent with those reflected in the Year End Financial Statements, provided that no effect shall be given to the transactions contemplated by this Agreement, including, without limitation the payments and stock awards payable by the Company or Anderson, and, provided, further, that Anderson's annual compensation for such year shall be deemed to be $240,000. The aforementioned Two Million Dollars ($2,000,000) shall be paid three (3) Business Days following the issuance to Primark of its 1996 audited financial statements. Any dispute between the parties regarding such Revenue and Operating Income amounts shall be settled in accordance with the procedures described in Section 2.2(c) of the Class B Stock Purchase Agreement. Primark's independent public accountants ("Primark's Accountants") shall furnish to Anderson its determination of the 1996 GAAP Targets within 60 days following December 31, 1996 which shall be binding upon all parties hereto unless, within twenty (20) Business Days after receipt of such written determination, Anderson, by written notice to Primark (the "Anderson Notice"), disputes such determination. If Anderson and Primark are unable to resolve any such dispute within twenty-five (25) Business Days after receipt by Primark of the Anderson Notice, Anderson and Primark shall promptly select an independent accounting finn (the "Reviewing Accountants") to review the Primark's Accountants' determinations of the 1996 GAAP Targets. At the request of Anderson and/or the Reviewing Accountants, the Company shall furnish to such party all work papers and all other information and material in its possession relating to such determinations. Nothing herein shall require the Company to cause Primark's Accountants to furnish work papers of such accountants. The Reviewing Accountants shall render their determination as soon as practicable after their retention. The determination of the Reviewing Accountants shall be final and binding on all Persons and may be enforced by any court having jurisdiction. The fees and expenses of the Reviewing Accountants shall be borne by the non-prevailing party in such dispute. Any amount due from Primark to Anderson pursuant to SECTION 2.1 of this Agreement shall be paid within five Business Days after such amount is finally determined and not disputed. In the event that such amount is not paid for whatever reason within 90

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days following December 31, 1996 interest shall accrue, at the then current prime rate as such rate is published in the Wall Street Journal, on the unpaid amount from April 1, 1997 to the date that the payment is made.

          (c) On the second anniversary of the Closing Date, the Company shall, as additional consideration for the Shares, (a) pay to Anderson, by wire transfer of readily available funds, an amount equal to Two Million Three Hundred and Fifty Thousand Dollars ($2,350,000) or (b) deliver to Anderson shares of common stock, without par value, of Primark (the "Primark Shares") equal in value to Two Million Three Hundred and Fifty Thousand Dollars ($2,350,000) (the "Second Installment"), subject to adjustment as set forth in the Registration Rights Agreement dated as of the date hereof between Primark and Anderson, based on the average closing price of the Primark Shares for the ten trading days immediately preceding the second anniversary of the Closing Date; provided that Primark shall determine, in its sole discretion, whether such payment shall be made in cash or in Primark Shares, provided, further, if the 1996 GAAP Targets are met, determined as provided above, the amount of the Second Installment shall be increased by $2,000,000.

     2.2 CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Edwards & Angell at 101 Federal Street, Boston, Massachusetts on the Closing Date. At the Closing, (i) Anderson shall deliver to Primark certificates representing the Shares duly endorsed in blank, or with an executed blank stock power attached, and accompanied by all other documents or other instruments of transfer necessary to effect and evidence the transfer, as well as all other documents required by this Agreement to be delivered by Anderson to Primark at Closing and (ii) Primark shall pay to Anderson the First Installment and shall deliver all other documents required by this Agreement to be delivered by Primark to Anderson at Closing.

     2.3 THE MERGER. As soon as practicable following the Closing Date, a wholly-owned subsidiary of Primark will be merged with and into the Company with the Company as the surviving corporation.

     2.4  BONUS PAYMENTS.

          (a) Immediately prior to the Closing the Company shall pay to the individuals listed on Schedule 2.4 hereto the sum of money set forth opposite such person's name under the column captioned "Bonus Payments."

          (b) Following the Closing, Primark shall provide to certain existing and future employees of the Company the opportunity to receive up to $2 million in the aggregate under a long-term incentive arrangement, on terms and conditions mutually agreeable to Anderson and Primark.

3.   REPRESENTATIONS AND WARRANTIES OF PRIMARK

     Primark represents and warrants to Anderson as follows:


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     3.1  ORGANIZATION AND QUALIFICATION. Primark is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite corporate power to carry on its business as now conducted. Primark is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on Primark. Copies of the Certificate of Incorporation and Bylaws of Primark delivered to Anderson are accurate and complete as of the date hereof.

     3.2  AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) Primark has the requisite corporate power and authority to enter into each Ancillary Agreement to which Primark is a party and to perform its obligations thereunder. The execution and delivery by Primark of each Ancillary Agreement to which Primark is a party and the consummation by Primark of the transactions contemplated thereby shall have been duly authorized by all requisite corporate action on the part of Primark as of the date hereof. Each Ancillary Agreement to which Primark is a party has been duly executed and delivered by Primark and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect or by general equitable principles.

          (b) Neither the execution and delivery by Primark of each Ancillary Agreement to which Primark is a party nor the consummation of the transactions contemplated thereby nor compliance by Primark with any of the provisions thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Primark under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or Bylaws of Primark or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Primark is a party, or to which it or its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Primark or any of its properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not materially affect the ability of Primark to consummate the transaction contemplated herein.

          (c) Except for a Hart-Scott-Rodino filing, other than in connection


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with any required foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Primark of the transactions contemplated by any Ancillary Agreement to which Primark is a party, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not materially affect the ability of Primark to consummate the transaction contemplated herein.

          (d) Primark is acquiring the Shares to be acquired by it for its own account for investment and not with a view to or with any present intention of disposing of all or any part of the Shares, except in a transaction in compliance with U.S. federal securities laws. Primark has sufficient knowledge and experience in investments and financial affairs to be able to evaluate the merits and risks of an investment in the Shares. Primark further represents that no commission or other remuneration was paid, directly or indirectly, for soliciting any investment in the Shares.

4.   REPRESENTATIONS AND WARRANTIES OF ANDERSON

     Anderson represents and warrants to Primark as follows:

     4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power to carry on its business as it is now being conducted. Except as set forth in Schedule 4.1, the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would, in the aggregate, result in an expense, obligation, damage or liability to the Company which is less than Twenty Thousand Dollars ($20,000). Schedule 4.1(a) identifies the jurisdictions in which the Company is duly qualified as a foreign corporation. Copies of the Articles of Organization and Bylaws of the Company have been delivered to Primark and are accurate and complete as of the date hereof. No corporate proceedings are required on the part of the Company or any Subsidiary in connection with the consummation of the transaction contemplated by this Agreement.

     4.2  SUBSIDIARIES. The only Subsidiaries of the Company are those listed in
Schedule 4.2(a). Except as set forth in Schedule 4.2(b) (i) the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, (ii) there are no proxies granted with respect to such shares, and (iii) no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary. There are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or securities convertible into or

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exchangeable for such shares. All of such shares of capital stock of
Subsidiaries so owned by the Company and/or another Subsidiary are owned free and clear of any Encumbrance. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Except as set forth in Schedule 4.2(c), each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary except for failures to be so qualified or in good standing which would, in the aggregate, result in an expense, obligation, damage or liability to the Company or such Subsidiary which is less than Twenty Thousand Dollars ($20,000). Copies of the charter documents, bylaws and regulations of each Subsidiary have been heretofore delivered to Primark and are accurate and complete. Except as set forth in Schedule 4.2(d), neither the Company nor any of its Subsidiaries is a party to any partnership agreement or understanding or joint venture agreement or understanding (collectively the "Partnership Interests").

     4.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i) Two Million (2,000,000) shares of common stock, par value $.01 per share, of the Company, (ii) 1,000 Class B shares, and (iii) 1,000 Class C shares. One Million (1,000,000) shares of common stock (the "Shares"), 333.33 Class B Shares and 650 Class C Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. All of the Shares are owned beneficially and of record by Anderson, and he has good and valid title to the Shares free and clear of any Encumbrances. Anderson has full legal right, power and authority to sell, transfer and convey, or cause the sale, transfer or conveyance of, the Shares to Primark. To the knowledge of Anderson, (i) all of the issued and outstanding Class B Shares are owned beneficially and of record by the Class B Holders in the amounts set forth in Schedule 4.3 hereto and each Class B Holder has good and valid title to the Class B Shares held by such holder free and clear of any Encumbrances; (ii) all of the issued and outstanding Class C Shares are owned beneficially and of record by the Class C Holders in the amounts set forth on Schedule 4.3 hereto and each Class C Holder has good and valid title to the Class C Shares held by such holder free and clear of any Encumbrances; (iii) the Class B Holders have full legal right, power and authority to sell, transfer and convey or cause the sale, transfer or conveyance of, the Class B Shares to Primark; and (iv) the Class C Holders have full legal right, power and authority to sell, transfer and convey or cause the sale, transfer or conveyance of, the Class C Shares to Primark. There are no other shares of capital stock, or other equity securities of the Company outstanding, and no outstanding options, warrants, rights to subscribe to (including any preemptive rights), purchase rights, conversion rights, calls or commitments of any character whatsoever to which the Company or any of its Subsidiaries or to which Anderson is a party or may be bound, requiring the issuance or sale of, shares of any capital stock or other equity securities of the Company or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities.

     4.4 AUTHORITY RELATIVE TO AGREEMENT. Anderson has the requisite power and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Anderson and constitutes his valid and binding obligation, enforceable against Anderson in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors rights generally from time to time in effect or by general equitable principles.

     4.5  COMPLIANCE.

          (a) Except as set forth in Schedule 4.5(a), neither the execution and delivery of this Agreement by Anderson, nor the consummation of the transactions contemplated hereby, nor compliance by Anderson with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective charter documents or bylaws, (y) any Contract, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or to which its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in SECTION 4.5(b), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses
(i) and (ii) above, for such violations or conflicts that would not result in an expense, obligation, damage or liability to the Company or a Subsidiary in excess of $20,000.

          (b) Other than in connection with the Hart-Scott-Rodino Act and except as set forth in Schedule 4.5(b), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign Governmental Entity is necessary for the consummation by Anderson of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.5(b), neither the execution, delivery or performance of the Agreement by Anderson nor the consummation by Anderson of the transactions contemplated hereby will require the consent, authorization or approval of any Person under any contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party.

     4.6 LITIGATION. There are no actions, suits, proceedings, hearings, or investigations pending (in each case with respect to which the Company or a Subsidiary has been served notice) or, to the knowledge of Anderson, threatened against the Company or any of the Subsidiaries in, before or by any Governmental Entity, nor is the Company or any of the Subsidiaries subject to any order, judgment, writ, injunction or decree.

     4.7 COMPLIANCE WITH LAW. Except as set forth in Schedule 4.7(a), the Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule, code, plan or order of any foreign, federal, state or local government or any Governmental Entity, or any judgment, decree, injunction, ruling, or order of any court or Governmental Entity except for such violation or failure that would not result in an expense, obligation, damage or liability to the Company or a Subsidiary in excess of $20,000. Except as set forth in
Schedule 4.7(b), the conduct of the Company's business is in conformity with all energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements except where any such nonconformity would not result in an expense, obligation, damage, loss or liability to the Company or a Subsidiary in excess of $20,000. Except as set forth in Schedule 4.7(c) neither Anderson nor the Company has received any written or verbal notice asserting a failure to comply with any such statute, law, ordinance, regulation, rule, judgment, decree or order.

     4.8 CHANGES. Except as set forth in Schedule 4.8, since December 31, 1995, none of the following have occurred with respect to the Company or any
Subsidiary:

          (a) any Material Adverse Change within the meaning of SECTION 8.11 of this Agreement;

          (b) any change in accounting methods, principles or investment practices, actuarial practices, underwriting standards or retention policies, claims, payment and processing practices, policies regarding intercompany transactions or other policies or practices affecting the Company's assets, liabilities or business;

          (c) any damage, destruction or loss (whether or not covered by insurance) to the property of the Company or any Subsidiary, except for such damage, destruction or loss that would not result in an expense, obligation, damage or liability to the Company or any Subsidiary in excess of $20,000;

          (d) any cancellation of or any action that comprises any material debts or any waiver or release of or any action that compromises any material right or claim relating to the Company's business activities or properties, in each case, other than in the ordinary course of business;

          (e) any declaration, setting aside or payment of dividends or distributions in respect of the Shares or any direct or indirect redemption, purchase or other acquisition of any of the Shares;

          (f) other than as required by previously existing plans, agreements or arrangements, (i) any increase or agreement, arrangement or understanding to increase the rate of compensation payable or to become payable to any director, officer, or other employee of the Company other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) the payment, grant or accrual of any bonus, incentive compensation, or other similar benefit to, any such director, officer, or employee, or (iii) the modification of, or contribution to any employee benefit plan of the Company;

          (g) any amendment, cancellation or termination (other than by its terms) of any Contract to which the Company is a party made outside the ordinary course of business which required, requires or is anticipated to require payments (whether to or by the Company or a Subsidiary) in excess of $5,000, in the aggregate, in any twelve-month period;

          (h) Encumbrance of any assets of the Company;

          (i) any sale, assignment or transfer of any assets, other than in the ordinary course of business;

          (j) any incurrence of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $50,000 in the aggregate and incurrence of indebtedness (other than obligations, liabilities or trade payables in the ordinary course of business consistent with past practices) or any loans made or agreed to be made (other than loans to officers, directors and employees of the Company or a Subsidiary in an amount less than or equal to $50,000 in the aggregate outstanding at any time), or indebtedness guaranteed;

          (k) any capital expenditures in excess of $10,000 in the aggregate, the execution of any lease for real property or the incurring of any obligation to any lease for real property, except for the proposed lease of office space at 31 St. James Avenue, Boston, Massachusetts, in substantially the form of and on no less favorable terms than those set forth in the draft of such lease delivered by Anderson to Primark in connection with this Agreement;

          (1) the establishment of any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, retirement or employee benefit plan; or the entering into of any employment agreement with or for the benefit of any Person;

          (m) any issuance or sale of any equity security or any security convertible into or exchangeable for equity securities;

          (n) any amendment to the charter or by-laws of the Company;

          (o) any receipt of a written notice of default under any Contract;

          (p) any disposition or lapse of any patent, trademark, trade name or copyright or any application for the foregoing or any license, permit or authorization to use any of the foregoing;

          (q) the issuance of any guarantee;

          (r) the sale of any marketable securities;

          (s) the sale, transfer or other disposition of any Partnership Interests;

or

          (t) any agreement to take any of the actions described above in this
SECTION 4.8 other than as expressly provided for herein.

     4.9 PROPERTIES. Neither the Company nor any Subsidiary owns any real property. Except as set forth on Schedule 4.9(a), the Company and each of its Subsidiaries presently conducts and has conducted for the last three years all of its operations in leased office space in commercial office buildings owned by unaffiliated third parties. Copies of all current leases for office space have been provided by Anderson to Primark. Except as set forth in Schedule 4.9(b), no portion of any of the premises covered by such leases has been subleased by the Company or any Subsidiary to any third party. All rents and additional rents due by the Company or any Subsidiary under such leases to date have been paid in full. No waiver, indulgence or postponement of obligations of the Company or any Subsidiary thereunder has been granted by any other party thereto. There exists no event of default by the Company or any Subsidiary or event, occurrence, condition or act which constitutes or would constitute (with notice or lapse of time or both) a material default by the Company or any Subsidiary under any of such leases. Except as set forth on Schedule 4.9(c), no material representation or covenant has been made by the Company or any Subsidiary to any of the landlords under such leases except as incorporated in their respective leases.

          Except as set forth in Schedule 4.9(a), the Company has subsisting leasehold interests in all real properties used or necessary in the ordinary course of its business, free and clear of all Encumbrances. The Company has title to, or subsisting leasehold interests in, all of the personal properties and assets used or necessary in the ordinary course of its business, free and clear of all Encumbrances.

     4.10 CONTRACTS AND COMMITMENTS. Set forth in Schedule 4.10(a) is a complete and accurate list of all Contracts and with respect to the planning service (i.e. subscription) Contracts, such Schedule includes a description of the services provided under each such contract and the annual subscription fee charged by the Company under each such Contract. Anderson has delivered to Primark true and complete copies of all such written Contracts, including all amendments and supplements thereto. All of the

Contracts are valid and binding obligations of the Company or a Subsidiary as the case may be and in full force and effect against the Company or such Subsidiary as the case may be enforceable against the Company or such Subsidiary, as the case may be, according to their terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors rights generally from time to time in effect or by general equitable principles and have not been assigned by the Company or such Subsidiary. Except as set forth in Schedule 4.10(b), (i) the Company or the Subsidiary party thereto has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and (ii) no violation of, or default or breach under any Contract by the Company or Subsidiary party thereto or any other party thereto has occurred except for such violations, defaults or breaches that will not have a Material Adverse Effect. The Company does not make royalty or similar payments to any Person. All disclosures made pursuant to this
SECTION 4.10 shall be as of June 30, 1996.

     4.11 FINANCIAL STATEMENTS. True and complete copies of the Financial Statements are set forth in Schedule 4.11 hereto. The Financial Statements and the notes thereto (a) are in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the financial statements for periods ended on or prior to December 31, 1994, and (c) fairly and accurately present, in all material respects, the consolidated assets, liabilities and financial position of the Company as of the respective dates thereof and the consolidated results of operation's and changes in cash flows for the period ended December 31, 1995 (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). The Year-End Financial Statements at and for the year ended December 31, 1995, have been examined by Ernst & Young LLP, independent certified public accountants, whose report thereon is included with such Year-End Financial Statements. At the respective dates of the Financial Statements, there were no liabilities, obligations, debts or commitments of any nature (whether absolute, accrued, contingent, unliquidated or otherwise and whether matured or unmatured, or due or to become due) and whether or not the amount thereof is readily ascertainable, which, in accordance with GAAP (or, in the case of 1994, in accordance with the cash method of accounting) should have been shown or reflected in the Financial Statements or the notes thereto and which are not shown or reflected in the Financial Statements or the notes thereto and which are not otherwise prohibited by, in violation of or which will result in a breach of the representations, warranties and covenants of Anderson contained in this Agreement.

          At the Closing, the Company shall have at least $1,600,000 of cash on hand after deducting the Additional Purchase Price and all legal, accounting, out-of-pocket and other expenses incurred by the Company in connection with the transactions contemplated by this Agreement. Prior to the Closing, Anderson shall have caused the Company to pay $3,040,591 in the aggregate to the employees listed on Schedule 2.4 hereto.

     4.12 LIABILITIES. Except as set forth in Schedule 4.12, neither the Company nor any Subsidiary has any liabilities, obligations, debts or commitments of any nature other than those subject to SECTION 4.6 in excess of $25,000, individually or in the aggregate, (whether absolute, accrued, contingent, unliquidated or otherwise and whether matured or unmatured or due or to become due (for purposes of this SECTION 4.12, collectively "Liabilities")), including without limitation Tax liabilities due or to become due, except (a) Liabilities which are reflected and reserved against on the Balance Sheet or on the Interim Financial Statement, which have not been paid or discharged since the date thereof, (b) Liabilities arising under and in compliance with the contracts to which the Company or a Subsidiary is a party, and (c) Liabilities arising in the ordinary course of business consistent with past practice.

     4.13 NO BROKERS. Neither Anderson nor the Company has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated hereby which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, except for Alex Brown & Co. whose fees will be the responsibility of Anderson.

     4.14 NO OTHER AGREEMENTS TO SELL. Neither Anderson nor the Company is a party to any agreement to sell all or a portion of any of the Shares or any of the Company's assets (other than the sale of such assets in the ordinary course of business) to any other Person.

     4.15  PROPRIETARY RIGHTS.

           (a) PROPRIETARY RIGHTS. The Company has no patents or pending application therefor. Schedule 4.15 lists the following with respect to the Company and each Subsidiary, each of which is used in connection with the operation of the Company's business: all material non-registered and all federal, state and foreign registrations of trademarks, service marks, designs and copyrights and all pending applications for any such registrations in each case owned by the Company or a Subsidiary, and all tradenames, service names, design rights, topography rights, logos and assumed names that are owned or used by the Company or any Subsidiary (collectively, "Proprietary Rights"). Schedule
4.15 also sets forth for each registration, the application serial number or the registration number, the class of goods covered and the expiration date for each jurisdiction of registration.

           (b) ROYALTIES AND LICENSES. Except as set forth on Schedule 4.15(b), no person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company or any Subsidiary. Except as set forth on Schedule 4.15(b), neither the Company nor any Subsidiary has any licenses granted, sold or otherwise transferred by or to it. Except as set forth on Schedule 4.15(b), neither the Company nor any Subsidiary is a party to any agreement relating in whole or in part to any of the Proprietary Rights.

           (c) OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. With respect to each of the Proprietary Rights, either the Company or a Subsidiary is the sole and exclusive owner of or is listed in the records of the appropriate agency as the sole and exclusive owner of record for each registration, grant and application. All registration fees that have become due and payable in respect of any Proprietary Rights have been paid and, to the knowledge of Anderson, no act has been done or omitted to be done by any such party to impair or dedicate to the public or entitle any Governmental Entity to cancel, forfeit, modify or hold abandoned any of the Proprietary Rights. To the knowledge of Anderson, all such Proprietary Rights are valid and enforceable. To the knowledge of Anderson, there are no pending or threatened suits, claims, oppositions or other challenges by any person against the ownership of the Company or any Subsidiary of or the use or prospective use by the Company or any Subsidiary of any of the Proprietary Rights and the Company has not received any notice of invalidity or infringement of any rights of others with respect to any of the Proprietary Rights. To the knowledge of Anderson, the Company and each Subsidiary's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights.

           (d) NO LOSS OR IMPAIRMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in the loss or impairment of any Proprietary Rights. All consents or approvals from any person necessary to ensure the foregoing shall have been obtained by Anderson prior to the Closing.

           (e) REPORTS. The data, information and other content included in the articles, papers and reports written by the Company and/or its Subsidiaries may be disseminated and otherwise sold without the approval or consent of any third party and all such articles, papers and reports were prepared by or on behalf of the Company or its Subsidiaries.

     4.16  EMPLOYEE BENEFIT PLANS.

           (a) DEFINITIONS. The following terms, when used in this SECTION 4.16, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) BENEFIT ARRANGEMENT. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in SECTION 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, any Subsidiary or any ERISA Affiliate and (c) covers any employee or former employee of the Company or any Subsidiary.

               (ii) EMPLOYEE PLANS. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

               (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (iv) ERISA AFFILIATE. "ERISA Affiliate" shall mean any corporation or business which is now, or at the relevant times was, a member of a controlled group of corporations or trades or businesses with the Company, as defined in SECTIONs 414(b) or (c) of the Code.

               (v) MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in SECTION 4001(a)(3) of ERISA, which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to.

               (vi) PENSION PLAN. "Pension Plan" shall mean any "employee pension benefit plan," as defined in SECTION 3(2) of ERISA (other than a Multiemployer Plan), which the Company or any ERISA Affiliate maintains, administers, or contributes to or is required to contribute to.

               (vii) WELFARE PLAN. "Welfare Plan" shall mean any "employee welfare benefit plan," as defined in SECTION 3(1) of ERISA, which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to.

           (b) DISCLOSURE: DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Section 4.16 of the Disclosure Schedule contains a complete list of Employee Plans that cover employees of the Company or any Subsidiary. True and complete copies of each of the following documents have been delivered or made available to Primark by Anderson: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of the Company or its Subsidiaries and all annuity contracts or other funding instruments pertaining to each Welfare Plan and Pension Plan, (ii) each Benefit Arrangement including written descriptions thereof which have been distributed to the Company's employees and a description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, and (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan. For purposes of this paragraph (b), Multiemployer Plans.

Pension Plans and Welfare Plans shall only include those plans that cover any employee, former employee or beneficiary of either of the foregoing, of the Company or any Subsidiary.

           (c) REPRESENTATIONS. Anderson represents as follows:

               (i) PENSION PLANS. No Pension Plan is subject to the minimum funding requirements of Title I of ERISA or SECTION 412 of the Code or Title IV of ERISA. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code SECTION 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date. No lien imposed under the Code or ERISA exists or is likely to exist on account of any Pension Plan.

               (ii) EMPLOYEE PLANS. Except as set forth in Schedule 4.16, no Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company after retirement or other termination of service (other than (i) coverage mandated by applicable law including, without limitation, health benefit continuation rights under federal and state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in SECTION 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Companies or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary)). No amounts payable under the Employee Plans or any other agreement or arrangement to which the Company or any Subsidiary is a party will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of SECTION 280G of the Code.

               (iii) MULTIEMPLOYER PLANS. Neither the Company nor any ERISA Affiliate contributes to, or within the past six years has been obligated to contribute to, any Multiemployer Plan.

               (iv) COMPLIANCE WITH LAW. Each Welfare Plan which is a "group health plan," as defined in SECTION 607(1) of ERISA, has been operated, in all material respects, in compliance with provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times.

               (v) BENEFIT ARRANGEMENTS. Each Benefit Arrangement which covers employees of the Company has been maintained, in all material respects, in compliance with its terms and, in all material respects, with the applicable requirements of the Code or ERISA.

               (vi) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. To the knowledge of Anderson, neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate, has engaged in any transaction in violation of

Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975 of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

               (vii) NO LIABILITY. To the knowledge of Anderson, neither the Company nor any Subsidiary has taken any action, nor has any event occurred, that has resulted or will likely result in liability under Title IV of ERISA, including, but not limited to, withdrawal liability with respect to any Multiemployer Plan, which liability will become a liability of Primark. All Employee Plans are fully paid up or fully funded or adequate provision for all liabilities or obligations of the Company or any Subsidiary in respect of or relating to any period or portion thereof on or before December 31, 1995 have been made in the Financial Statements.

     4.17 TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in Schedule 4.17, neither Anderson nor any officer, director or employee of the Company or any Subsidiary nor, to the knowledge of Anderson, any company of which such Person is an officer, director or employee, nor, to the knowledge of Anderson, any member of any such Person's immediate family, is a party to any transaction with the Company or any Subsidiary, including without limitation, any contract
(a) providing for the furnishing of services by any such Person or company, (b) providing for the rental of real or personal property from any such Person or company, or (c) otherwise requiring payments (other than for services as a director, officer or employee) to any such Person or company.

     4.18  TAX MATTERS.

           (a) FILING. As of the time of Closing, the Company and each of the Subsidiaries has filed or caused to be filed, within the times (including permitted extensions) and within the manner prescribed by law, all federal, state, local and foreign Tax Returns which are required to be filed by, or with respect to, the Company and the Subsidiaries, and their assets, income or operations. Such Tax Returns reflect accurately in all material respects all liability for Taxes of the Company and the Subsidiaries for the periods, operations or transactions covered thereby. Anderson has heretofore furnished to Primark true and complete copies of all federal and state income Tax Returns filed by or with respect to the Company and the Subsidiaries or with respect to the income or operations of the Company and the Subsidiaries for the years ending on and after September 30, 1994. All Taxes shown on the Tax Returns to be due from the Company and any of the Subsidiaries have been fully and timely paid. No examination (other than any purely internal governmental examination of which Anderson cannot be aware) of any Tax Return of the Company or any of the Subsidiaries is currently in progress, and neither the Company nor any of the Subsidiaries nor Anderson has received notice of any proposed audit or examination. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or any of the Subsidiaries. No taxing authority has asserted any claim for the assessment of any additional Tax for which the Company or any of the Subsidiaries is liable (whether in its own right or as transferee of the assets of, or as successor to, and person or entity). There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of the Subsidiaries.

           (b) AFFILIATED GROUP/"S" CORPORATION. Except as listed on Schedule 4.18, neither the Company nor any predecessor corporation has been a member of an affiliated group of corporations for federal income tax purposes. The Company made a valid election effective as of October 1, 1994 to be treated as an "S" corporation within the meaning of Section 1361 of the Code, except as set forth on Schedule 4.18, and any analogous state and local law requirements for federal, state and local purposes. Such election has been in full force and effect for all taxable years ending since the date of such election and shall remain in full force and effect through the taxable year of the Company ending on the date prior to the Closing Date.

           (c) TAX SHARING AGREEMENT/PARACHUTE PAYMENTS. Except as set forth on
Schedule 4.18, beginning with the Company's taxable year ending on December 31, 1995, Anderson and the Company have filed all federal, state, foreign and local income Tax Returns reporting income and operations of the Company based on the status of the Company as an "S" corporation within the meaning of Section 1361 of the Code. Except as set forth on Schedule 4.18, no federal, state, local or foreign income taxes will be payable by the Company with respect to the taxable year of the Company beginning on January 1, 1996 and ending on the day immediately preceding the Closing Date. The Company has not consented to the application of Section 341(f)(2) of the Code (or any comparable state income tax provision). Neither the Company nor any of the Subsidiaries is a party to any Tax sharing agreement, Tax indemnity or similar arrangement with any other Person. Because of the operation of Section 280G(b)(5) of the Code, neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

           (d) SHORT-PERIOD RETURN. The Company and Anderson will file federal, state and local income Tax Returns reporting income and operations of the Company for the period commencing January 1, 1996 and ending on the date prior to the Closing Date and for the period consisting of the Closing Date. The Tax Returns for the tax year of the Company for such short taxable year shall be prepared by Anderson at Anderson's expense. Anderson shall deliver copies of such Tax Returns to Primark. The Chief Financial Officer of the Company may sign and file such returns on behalf of the company. Anderson agrees to include his share of the Company' s income, loss, deduction or credit items for such short taxable year in his income. Without limiting the generality of the foregoing, Anderson will execute such consents and other documents as may be necessary or appropriate in order to effect the foregoing under the Code and the regulations thereunder and under the laws of any relevant state or local jurisdiction. To the extent permissable under the Code and related regulations, Primark and Anderson agree to report income of the Company for the short period "S" year ending on the date prior to the Closing Date and for the period consisting of the Closing Date on a pro rata basis pursuant to SECTION 1362(e)(2) of the Code. For the purposes of this allocation, Primark agrees that it will cause the Company to join Primark's consolidated group as of the date immediately following the Closing Date.

           (e) WITHHOLDING TAXES. The Company and the Subsidiaries have complied (and until the Closing Date will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Code ("the Code") or similar provisions under foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

           (f) EXTENSION REQUEST. Except as listed on Schedule 4.18, neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

           (g) POWER OF ATTORNEY. Except for powers of attorney granted to the Company's accountant, Steven R. Gallant, no power of attorney has been granted by the Company or any of the Subsidiaries with respect to any matter relating to Taxes which is currently in force.

           (h) SECTION 168. No property of the Company or any of the Subsidiaries is property that the Company, any of the Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Code (as in effect prior to amendment by Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Section 168 of the Code.

           (i) CHANGE IN ACCOUNTING METHOD. Neither the Company nor any of the Subsidiaries is required to include in income any adjustments pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries and the Company and the Subsidiaries do not have knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

           (j) U.S. REAL PROPERTY HOLDING COMPANY. The Company and the Subsidiaries are not and have not been United States real property holding companies (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (k) SUBSTANTIAL UNDERSTATEMENT. All transactions which could give rise to a "substantial understatement" of Federal Income Tax (within the meaning of former Section 6661 of the Code or Section 6662 of the Code) were adequately disclosed (or, with respect to Tax Returns filed before the Closing Date will be adequately disclosed) on the Tax Returns as required by such Sections of the Code.

     4.19  INSURANCE.

           (a) Schedule 4.19 sets forth (i) a complete and accurate list of the policies of insurance presently in force with respect to the Company and the Subsidiaries, including, without limiting the generality of the foregoing, those covering public liability, and their respective businesses, assets or operations, specifying with respect to each such policy the name of the insurer, policy number, term of policy, and limits of liability, and (ii) any outstanding insurance claims in excess of $5,000 with respect thereto, which have been referenced to insurers or which are covered by commercial insurance.

           (b) The insurance policies set forth in Schedule 4.19 are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law. Neither the Company nor any Subsidiary has been refused any insurance with respect to their business, respective assets or operations nor has any such insurance coverage been limited by any insurance carrier to which the Company or any Subsidiary has applied for any such coverage or with which the Company or any Subsidiary has carried insurance during the past three (3) years.

           (c) For the past three years, the Company and each Subsidiary has been continuously insured against third party liability and loss or damage to property and assets in types and amounts customarily carried by like businesses.

     4.20 LABOR MATTERS. There are no strikes or work stoppages pending or, to the knowledge or Anderson, threatened between the Company or any Subsidiary and any of its respective employees. The Company and each Subsidiary materially complies with all laws and regulations relating to the employment of labor including (without limitation) provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Neither the Company nor any Subsidiary has a labor union or are parties to any collective bargaining agreements or similar agreements with any labor unions and no union organized campaign (by any union or group of employees) is in progress (or has been undertaken within the past two years) with respect to the employees of the Company or any Subsidiary. All payments, fines, or assessments incurred within the last one year due to any Governmental Entity pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees have been paid by the Company or one of its Subsidiaries and, except as set forth in Schedule 4.20, on the date hereof there is no claim pending against the Company or any Subsidiary with respect to wrongful discharge or, other wrongful act with respect to the employment or termination of any employee. Schedule 4.20 lists all outstanding loans or advances extended by the Company or any Subsidiary to any employee or director and existing on the date hereof.

     4.21 PERMITS. The Company and its Subsidiaries have such permits, licenses, certifications, approvals, orders, franchises and authorizations of Governmental Entities, including without limitation self-regulatory bodies ("Permits") as are necessary to use its respective properties and to conduct its business as currently conducted except for the failure to obtain those Permits that would not result in an expense, obligation, damage or liability to the Company or any Subsidiary in excess of $20,000; the Company and each Subsidiary have fulfilled and performed all material obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of such Permits contains any restriction that is materially burdensome to the Company or any Subsidiary. Anderson has delivered to Primark documentation relating to all material Permits obtained since January 1, 1994 by the Company or any Subsidiary.

     4.22 POWERS OF ATTORNEY. Except for those referred to in SECTION 4.18(g), there are no outstanding powers of attorney executed on behalf of the Company or Anderson relating to the business of the Company or its Subsidiaries.

     4.23 INTERCOMPANY SERVICES AND TRANSACTIONS. Schedule 4.23 contains a complete and accurate list of all agreements or arrangements relating to all intercompany services and transactions currently existing by and between the Company and any of its Subsidiaries, including a description of the financial terms of such transactions. All intercompany services or transactions provided thereunder have been carried out in accordance with applicable law and consents and notice filings for such services or transactions have been obtained or made, as applicable. Anderson has provided Primark with copies of all agreements listed in Schedule 4.23.

     4.24  COMPUTER PROGRAMS.

           (a) Schedule 4.24 (i) lists all of the Computer Programs (except off-the-shelf software programs) which are owned, licensed, leased or otherwise used by the Company or any Subsidiary in connection with the operation of their businesses as currently or planned to be conducted; (ii) identifies which is owned, licensed, leased, or otherwise used, as the case may be, and by which entity; and (iii) identifies all agreements relating to such licensing or leasing, the parties thereto and the date thereof.

           (b) The components of each Computer Program used in or necessary for the conduct of the business of the Company and its Subsidiary as currently conducted (including without limitation the data, articles and other content included therein) are (i) owned by the Company or a Subsidiary, or (ii) currently in the public domain or otherwise available to the Company or a Subsidiary without the approval or consent of any third party, or (iii) included in such database or computer program or system pursuant to rights granted to the Company or a Subsidiary so including the same pursuant to a written license or lease from a third party.

           (c) Anderson and the Company and its Subsidiaries, with respect to all Computer Programs owned by the Company or a Subsidiary, and the contents thereof have taken or caused to be taken all reasonable steps to obtain and retain valid and enforceable intellectual property rights therein. Anderson and the Company and its Subsidiaries have taken all security measures necessary to protect the secrecy, confidentiality and value of all trade secrets, know-how and other confidential information material to the conduct of the business of the Company and its Subsidiaries, and all persons who have been provided with knowledge of or access to the same have been put on notice of the proprietary nature of such confidential interest, and have entered into agreements adequate to protect the respective Company's or Subsidiary's interest therein.

           (d) The Computer Programs owned by the Company or a Subsidiary or otherwise used in or necessary for the conduct of the business of the Company or a Subsidiary as currently or planned to be conducted function in all material respects in accordance with the specifications therefor published by the Company or any Subsidiary. The Computer Programs provide all of the functionality, features and content described in any user manuals, technical manuals, and any other documentation related thereto published by the Company or any Subsidiary or in any advertisements or other materials therefor made available to the customers of the Company or any Subsidiary. The Company routinely takes steps to detect and prevent viruses and to Anderson's knowledge, the Company has taken commercially reasonable steps to detect and prevent any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms commonly are used in the computer software industry), other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar functions.

           (e) "COMPUTER PROGRAMS" means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer), and (ii) all associated data and compilations of data. "Computer Programs" shall include, without limitation, all versions thereof, all screen displays and designs thereof, all component modules of source code or object code, all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including, without limitation, user manuals and training materials, relating to any of the foregoing. Notwithstanding anything herein to the contrary, "Computer Programs" shall not include off-the-shelf computer programs.

     4.25 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.25 and except for any noncompliance which would not result in an expense, obligation, damage or liability to the Company or a Subsidiary in excess of $20,000:

           (a) All permits, licenses and other authorizations which are required under the Environmental Laws as of the date hereof for the operation of each property leased or occupied by the Company or any Subsidiary which are required to be obtained or applied for by the Company or any Subsidiary, have been obtained or applied for;

           (b) Neither the Company nor any Subsidiary as of the date hereof has failed to comply with any Environmental Laws;

           (c) Neither the Company nor any Subsidiary, and to Anderson's knowledge, no other Person, has Released on the Properties of the Company and its Subsidiaries and neither the Company nor any Subsidiary, and to Anderson's knowledge, no other Person, has placed, stored, buried or dumped any Hazardous Substances on, beneath or adjacent to the Properties (in each case in violation of applicable Environmental Laws) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are stored or disposed of in substantial compliance with applicable laws and regulations and in a manner such that there has been no Release of any such substance into the indoor or outdoor environment);

           (d) Neither the Company nor any Subsidiary has received any notice (written or oral) or order from any Governmental Entity or private or public entity advising it that it is responsible for or potentially responsible for Cleanup or remediation of any Hazardous Substances and neither the Company nor any Subsidiary has entered into any agreements concerning such Cleanup;

           (e) There is no Environmental Claim pending or, to Anderson's knowledge, threatened against the Company or any Subsidiary or, to the knowledge of Anderson, against any other Person or entity whose liability for any Environmental Claim that the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law;

           (f) There are no past or present (or to the knowledge of the Anderson, future) actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance) which would form the basis of any Environmental Claim against the Company or any Subsidiary, or, to the knowledge of Anderson, against any other Person or entity whose liability for any Environmental Claim that the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law;

           (g) Anderson has delivered or otherwise made available for inspection to Primark true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Anderson or the Company or any Subsidiary pertaining to Hazardous Substances in, on, beneath or adjacent to the Properties or regarding the Company's or any Subsidiary's compliance with applicable Environmental Laws; and

           (h) No transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit Primark to conduct the business of the Company and its Subsidiaries in full compliance with all applicable Environmental Laws immediately following the Closing, as conducted by the Company and its Subsidiaries immediately prior to the Closing. To the extent that such transfers or additional permits and other governmental authorizations are required, Anderson and the Company agree to cooperate with Primark to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing.

     4.26 NO SECURITY INTERESTS. Except as set forth in Schedule 4.26, neither the Company nor any Subsidiary has granted to any third parties any pledge, lien, mortgage, assignment, other security interest or encumbrance in any of its assets (whether tangible or intangible) or businesses.

     4.27 RECEIVABLES. All receivables owing to the Company or any of the Subsidiaries since December 31, 1995 have arisen in the ordinary course of business of the Company and the Subsidiaries, and are (to Anderson's knowledge) legal, valid and binding obligations.

     4.28 CUSTOMER RELATIONS. No single supplier or customer is materially important to the business of the Company or any Subsidiary. As of the date thereof, Anderson has no knowledge or reason to believe that any current substantial customer, supplier, licensor or agent of the Company or any Subsidiary would substantially reduce trade or materially change its relationship with the Company or any Subsidiary.

     4.29 NO CLAIMS. Except as disclosed in Schedule 4.29 and except for the payment of normal pay and benefits, on the Closing Date, neither Anderson nor any Affiliate, officer or director of the Company will have any claim, contingent or otherwise, against the Company or any Subsidiary or any officer or director thereof, including in connection with the transactions contemplated in this Agreement.

     4.30 PURCHASE FOR INVESTMENT. With respect to any shares of common stock, without par value, of Primark that Anderson may receive pursuant to the terms of this Agreement, Anderson represents that he will acquire such Primark Shares for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof, and that he will not resell, pledge, assign or otherwise dispose of such Primark Shares unless they are subsequently registered under the Securities Act of 1933, as amended and applicable securities laws of certain states or an exemption from such registration is available. Anderson further represents that (i) he (either alone or together with his advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of any investment in the Primark Shares and is capable of bearing the economic risks of any such investment, and
(ii) no commission or other remuneration was paid, directly or indirectly, for soliciting any investment in the Primark Shares, other than fees payable to Alex. Brown & Co. in connection with the transactions contemplated by this Agreement.

     4.31 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty by Anderson in this Agreement contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

5.   CONDUCT OF BUSINESS PENDING THE CLOSING

     Anderson covenants and agrees that, from the date hereof to the Closing Date, unless Primark shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

     (a) The business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practices, and Anderson shall use his best efforts to (i) maintain and preserve intact the respective assets, Properties, business organizations and goodwill of the Company and its Subsidiaries, (ii) keep available the services of the respective officers and employees of the Company and its Subsidiaries, and (iii) maintain and preserve satisfactory relationships with suppliers, distributors, customers, banks and others having business relationships with the Company or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries shall directly or indirectly do or omit to do anything which would cause any of the representations in SECTION 4.8 to be or become untrue.

     (c) Neither the Company nor any of its Subsidiaries shall take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to written agreements of the Company or any of its Subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay written agreements in effect on the date hereof.

     (d) Neither the Company nor any of its Subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing written plan, arrangement or agreement.

     (e) Neither the Company nor any of its Subsidiaries has made or will make any Tax Election that would increase Taxes for the Company or the Subsidiaries after the Closing Date or has or will settle or compromise any federal, state, local or foreign income Tax liability in a manner that would increase Taxes for the Company or the Subsidiaries after the Closing Date.

     (f) The Company shall not (i) permit or allow any of the properties or assets of the Company or any Subsidiary to be mortgaged, pledged, or subjected to any Encumbrance; (ii) sell or dispose of any properties or assets of the Company or any Subsidiary (including any assets constituting or relating to intellectual property) except in the ordinary course of business; (iii) borrow any money or incur or guarantee any debt for borrowed money which would be reflected on the Balance Sheet as debt; (iv) increase in any manner the compensation of any of its Subsidiaries' directors, officers or other employees, or (v) make any change in any of the Company's present accounting methods and practices except as required by changes in GAAP.

     (g) The Company shall not (i) issue or sell any shares of the Company's capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of the Company's capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split, reverse stock split or like change in capitalization of the Company; (iii) redeem, purchase or otherwise acquire any of its capital stock; or (d) amend the Certificate of Incorporation, By-Laws, or other charter documents of the Company or any Subsidiary. Nothing herein shall preclude the Company from purchasing Anderson's interest in the outstanding capital stock of any Subsidiary.

     (h) Neither the Company nor any Subsidiary shall (i) make any loans, advances (other than advances to employees for travel and entertainment in the ordinary course of business and consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $5,000 or
(ii) increase the amounts available for borrowing under existing lines of credit.

     (i) Neither the Company nor any Subsidiary shall:

         (i) Terminate (except by its terms) or amend any Contract to which it is a party, except in the ordinary course of business;

         (ii) Cancel any existing insurance policies covering the businesses, properties or assets of the Company or its Subsidiaries; or

         (iii) Execute any waiver or release of, or otherwise waive or release any rights, or execute any cancellation, compromise, release, or assignment of, any material indebtedness owed to or claims held by the Company or any Subsidiary.

     (j) The Company and its Subsidiaries shall maintain all their material structures, equipment, and other tangible personal property currently in use in good operating condition and repair, except for ordinary wear and tear, PROVIDED, HOWEVER, that this covenant shall not require the Company or any Subsidiary to repair any structure, equipment or personal property if not permitted to do so by the lessor or landlord thereof.

     (k) The Company will promptly notify Primark in writing of (i) any material adverse change in the business, operations, results of operations or financial condition of the Company or its Subsidiaries and (ii) all claims, actions, suits or proceedings asserted or instituted against or affecting the assets of the Company or its Subsidiaries.

6.   ADDITIONAL AGREEMENTS

     6.1 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement, or the consummation of the transactions contemplated hereby, and thereby, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Act, and submissions of information requested by Governmental Entities; and (f) to fulfill all conditions to this Agreement.

     6.2 NO SOLICITATION OF TRANSACTIONS. From the date hereof through the Closing Date, Anderson will not, nor will he permit the Company or any of its Subsidiaries to directly or indirectly, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person or entity or group of persons or entities (other than Primark and its Representatives) relating to any acquisition or purchase of any assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company.

     6.3 ACCESS TO INFORMATION. Anderson shall, and shall cause the Company's Representatives to afford Primark's Representatives complete access at all reasonable times to the properties, Books and Records of the Company and its Subsidiaries.

     6.4  (Intentionally Omitted)

     6.5 PROTECTIVE PROVISIONS. From and after the Closing Date and until the third anniversary of the Contingent Payment Initiation Date (as defined in the Class B Stock Purchase Agreement) Primark shall:

          (a) not cause or permit the Company to (i) sell all or substantially all of its assets, or (ii) merge or consolidate with any other Person, or (iii) liquidate or dissolve, or (iv) purchase all or substantially all of the assets or capital stock of any Person;

          (b) not, and shall cause any Affiliate of Primark not to, compete anywhere in the world with any business conducted by the Company on the date hereof;

          (c) cause all transactions between Primark and Affiliates of Primark, on the one hand, and the Company, on the other hand, to be conducted on an arm's length basis on terms and conditions at least as favorable to the Company as the Company could obtain from Persons who were not Primark or Affiliates of Primark;

          (d) permit Anderson and the agents, attorneys and accountants for Anderson to have reasonable access to all books and records of the Company;

          (e) cause the Company to maintain accounting books and records which will provide the information necessary for the calculation of EBTDA from the Closing Date until the completion of three twelve month periods following the Contingent Payment Initiation Date (as defined in the Class B Stock Purchase Agreement);

          (f) subject to Anderson's resignation, death or disability and to the terms of the Employment Agreement, cause Anderson to be the president, chief executive officer and a director of the Company, and shall cause Anderson to be so elected and, subject to the ultimate control and responsibility of the Company's Board of Directors and Primark and subject to Company's and Anderson's compliance with the procedures, policies and limitations on authority of Primark then in effect, Anderson shall have the right to manage the business and affairs of the Company and direct the formulation and execution of both short-term and long-term corporate plans, including, without limitation, the hiring, retention or termination of employees, the setting of compensation and fringe benefits consistent with the practices and levels established in the most recent prior periods (other than with respect to Anderson), and the making of capital expenditures at levels consistent with the levels expensed by the Company in the most recent prior periods;

          (g) cooperate with Anderson in maintaining and increasing the Company's revenues and profitability, but this Agreement shall not be construed as a commitment on the part of Primark to invest in or make available to the Company any particular amount of additional capital, or to incur any particular expense or obligation on behalf of the Company, whether or not Primark is to be reimbursed by the Company for such expense or obligation; and

          (h) Anderson acknowledges that neither Primark nor the Company's board of directors shall have any affirmative obligation whatsoever to operate or cause the operation of the Company during the three year period following the Contingent Payment Initiation Date (as defined in the Class B Stock Purchase Agreement) in a manner designed to maximize such contingent payments to Anderson, but rather to operate or cause the operation of the business in the best long-term interests of the Company, as determined by its board of directors acting in good faith and in accordance with its fiduciary duties under applicable law.

     6.6 DEATH OF ANDERSON. In the event of the death of Anderson, no amounts due under SECTION 2.1 of this Agreement will be forfeited. Anderson may, at any time from time to time, file with Primark a notice designating the beneficiary or beneficiaries who are to receive any amounts payable pursuant to SECTION 2.1 of this Agreement after Anderson's death. No designation shall be valid until Primark has acknowledged in writing its receipt of the designation. Primark shall have no responsibility with respect to the validity of any beneficiary designation made by Anderson, and Primark shall be fully protected in acting thereon in good faith. If there is no valid beneficiary designation in effect at Anderson's death, any amounts then or thereafter due and payable to Anderson shall be paid to the personal representative of Anderson's estate.

     6.7 DISCLOSURE. Any disclosure made by Anderson in this Agreement or in any Schedule hereto shall be deemed to constitute a disclosure for purposes of all other Sections and Schedules of this Agreement regardless of whether any cross reference is indicated in such Section or Schedule; provided, however, that Anderson hereby represents to Primark that as of the date hereof he is not aware of any such disclosure applicable to a Section or Schedule that is not specifically referenced or cross-referenced to such Section or Schedule.

7. CONDITIONS TO ANDERSON'S OBLIGATIONS. The obligations of Anderson to consummate the transactions provided for hereby are subject, in the discretion of Anderson, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Anderson:

     7.1 REPRESENTATIONS. WARRANTIES AND COVENANTS. All representations and warranties of Primark contained in each Ancillary Agreement to which Primark is a party shall be true and correct in all material respects at and as of the date thereof and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Primark shall have performed and satisfied in all material respects all agreements and covenants required thereby to be performed by it prior to or on the Closing Date.

     7.2 CONSENTS. All material permits and waivers necessary to the consummation by Primark of the transactions contemplated hereby (including, without limitation, all required third party consents) as set forth on Schedule
7.2 shall have been obtained.

     7.3 NO PROCEEDINGS, LITIGATION OR LAWS. No preliminary or permanent injunction of any Governmental Entity shall be in effect on the Closing Date directing that the transactions contemplated hereby, or any of them, not be consummated (each an "Order").

     7.4 OPINION OF COUNSEL. Primark shall have delivered to Anderson an opinion of Michael R. Kargula, counsel to Primark, dated as of the Closing Date, in form and substance reasonably satisfactory to Anderson, to the effect set forth in EXHIBIT C.

     7.5 CERTIFICATES. Primark shall furnish Anderson with such certificates of its officers and others to evidence compliance with the conditions set forth in
SECTION 7.1 hereof as may be reasonably requested by Anderson.

     7.6 CORPORATE DOCUMENTS. Anderson shall have received from Primark resolutions adopted by its board of directors approving each Ancillary Agreement to which Primark is a party and the transactions contemplated thereby, certified by the Primark's corporate secretary.

     7.7 OTHER DOCUMENTS. Primark shall have executed and delivered to Anderson the Ancillary Documents to which it is a party, including, without limitation, the lease indemnification letter set forth as SCHEDULE 7.7 hereto.

     7.8 HART-SCOTT-RODINO. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") relating to the transactions contemplated hereby shall have expired or been terminated.

8. CONDITIONS TO PRIMARK'S OBLIGATIONS. The obligations of Primark to consummate the transactions provided for hereby are subject, in the discretion of Primark, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Primark:

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Anderson contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Anderson shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by him prior to or on the Closing Date.

     8.2 CONSENTS. All permits and waivers necessary to the execution and delivery of this Agreement and the consummation by Anderson of the transactions contemplated hereby (including, without limitation, all required third party consents) as set forth on Schedule 8.2 shall have been obtained.

     8.3  NO PROCEEDINGS OR LITIGATION. No Order shall be in effect.

     8.4 OPINION OF COUNSEL. Anderson shall have delivered to Primark an opinion of Edwards & Angel, counsel to Anderson, dated as of the Closing Date, in the form and substance reasonably satisfactory to Primark, to the effect set forth in EXHIBIT D.

     8.5  CERTIFICATES. Anderson shall furnish Primark with such certificates to



                                     ~ 34 -
evidence compliance with the conditions set forth in SECTION 8.1 as may be reasonably requested by Primark.

     8.6 OTHER AGREEMENTS. Anderson and the Company shall have executed and delivered to Primark the Ancillary Agreements to which they are a party.

     8.7 HART-SCOTT-RODINO. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     8.8 OTHER APPROVALS. All other regulatory consents, approvals or clearances necessary for the consummation of the transactions contemplated hereby shall have been obtained, and no provision of any applicable law or regulation shall prohibit such transactions. Certificates of good standing for the Company shall be provided to Primark.

     8.9 EMPLOYMENT AGREEMENTS. Employment agreements shall be executed by the nine employees listed on Schedule 1.1(b) and such agreements shall be in the form of Exhibit E attached hereto.

     8.10 STOCK PURCHASE AGREEMENTS. Each of the Class B Stock Purchase Agreement and the Class C Stock Purchase Agreement shall have been duly executed and delivered to Primark. Each of the conditions set forth in the Class B Stock Purchase Agreement and the Class C Stock Purchase Agreement shall have been satisfied or waived.

9. PRIMARK STOCK OPTIONS. Primark agrees to grant as of the Closing Date, to the employees listed on Schedule 2.4 of this Agreement in the amount set forth opposite such employees name under the caption "Primark Options," stock option(s) covering an aggregate of 40,000 shares of Primark common stock. Any such option would be granted under the Primark Corporation 1992 Stock Option Plan and would vest in three equal annual installments.

10.  ACTIONS AFTER THE CLOSING

     10.1 BOOKS AND RECORDS. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records and information (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with the preparation of any tax return or financial statement, any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records or information for any reasonable business purpose. The party requesting any such Books and Records or information shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records or information.

     10.2 SURVIVAL OF REPRESENTATIONS ETC. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the party delivering such Disclosure Schedule, certificate, schedule, exhibit or instrument. The representations, warranties, covenants and agreements of Anderson and Primark contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date. Except as provided in this sentence, all such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of SECTION 4.18, SECTION 10.3 and this SECTION 10.2, and all claims and causes of action with respect thereto) shall survive until the expiration of the two-year anniversary of the Closing Date; PROVIDED, HOWEVER, that the representations, warranties and covenants in SECTION 4.18 and SECTION 10.3 shall survive until the expiration of the applicable statute of limitations (with extensions). Notwithstanding anything set forth herein to the contrary, the covenants and agreements of the parties hereunder shall not terminate on the second anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     10.3  TAX COVENANTS AND AGREEMENTS.

           (a) GENERAL INTENTION OF PARTIES. In general, subject to the specific provisions contained in this Agreement, it is the intention of the parties hereto that Anderson will pay, or cause to be paid, all federal, state, local and foreign taxes based on income or gross receipts including excise and franchise taxes based on income or gross receipts (specifically including Massachusetts Corporate Excise Tax) with respect to taxable periods that are Pre-Closing Periods or Pre-Closing Partial Periods and that Primark will pay, and will cause to be paid, all Taxes with respect to taxable periods that are Post-Closing Periods or Post-Closing Partial Periods. For the period beginning January 1, 1996 and ending on the date prior to the Closing Date and for the period consisting of the Closing Date, income taxes will be computed on a pro rata basis as provided for in Section 1362(e)(2) of the Code and Section 4.18(d) of this Agreement. Further, any Tax that arises as a result of the transactions contemplated by this Agreement shall be borne by Anderson.

           (b) TAX RETURNS. Anderson shall prepare and file, or cause to be prepared and filed, on a timely basis, all federal, state, local and foreign Tax Returns based on income or gross receipts including excise and franchise Tax Returns based on income or gross receipts (specifically including Massachusetts Corporate Excise Tax Return) of the Company and the Subsidiaries (including any amendments thereto) with respect to any Pre-Closing Period. Primark shall have the right to receive any Tax Return (and its supporting documents) that has not been filed, as of the date of the purchase agreement, within fifteen (15) days of the filing. Alternatively, at Anderson's request, timely made, the Company shall, at no cost to Anderson, prepare for Anderson such Tax Returns other than the U.S. Income Tax Return for an S Corporation, in a timely fashion to allow Anderson to file such Tax Returns within the time permitted by law.

           (c) PAYMENT OF TAXES AND PURCHASE PRICE ADJUSTMENT. Anderson shall pay, or shall cause to be paid, all federal, state, local and foreign taxes based on income or gross receipts including excise and franchise taxes based on income or gross receipts (specifically including Massachusetts Corporate Excise
Tax) with respect to the Company or the Subsidiaries, for Pre-Closing Periods, including any Taxes arising as a result of Treas. Reg. Section 1.1502-6 or any equivalent provision under state or foreign Tax Law. Primark shall prepare and file, or shall cause to be prepared and filed, all Tax Returns relating to the Company and the Subsidiaries, and Primark shall pay, or shall cause to be paid, all taxes with respect thereto for all taxable periods which do not constitute Pre-Closing Periods.

           (d) STRADDLE/OVERLAP PERIOD. Primark will cause to be prepared and filed all Tax Returns required to be filed by the Company and its Subsidiaries for Straddle Periods. Primark will notify Anderson of Primark's calculation of Anderson's share of the Taxes of the Company and its Subsidiaries for any Straddle Period (determined in accordance with this paragraph) and provide to Anderson copies of Tax Returns and such calculations at least 15 days after the due date for filing such Tax Returns. Primark and Anderson shall attempt to resolve in good faith any disagreement arising out of any Straddle Period Tax Return and/or any calculation of Anderson's share of the related Tax Liability; if any such dispute is not resolved within 20 days after the receipt of the Tax Return and calculation, the matter shall be resolved in accordance with SECTION 10.3(p) of this Agreement.

           No later than five (5) days following receipt of any such Tax Return and calculation, Anderson shall pay to Primark an amount equal to the taxes shown on the calculation as being chargeable to Anderson unless Anderson has disputed such amount. If Anderson has disputed such amount, then Anderson shall pay to Primark on that date an amount reasonably determined by Anderson as the proper amount of taxes chargeable to it. Anderson shall pay any additional amount in order to reflect the decision of the Independent Accounting firm within five (5) days of the Independent Accounting Firm decision. Interest will also be paid with respect to any such adjustments at a rate equal to the prime rate as published in the WALL STREET JOURNAL from the date of the delivery of the calculation to the date the amount of any adjustment is paid.

           (e) COPIES OF RETURNS. In the case of any Straddle Period, Primark shall provide Anderson copies of the completed Tax Return for such period and a Statement certifying the amount of Taxes shown on such Tax Return that are chargeable to Anderson (the "Statement") no later than fifteen (15) days after the due date for the filing of such Tax Return. Anderson shall have the right to review such Tax Return and Statement. Anderson and Primark agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Returns and Statement. If the parties are unable to resolve any issues in dispute within five (5) Business Days after the receipt of such Tax Return and Statement, the parties shall resolve the dispute under SECTION 10.3(p) of this Agreement.

           (f) PAYMENT OF TAXES. Anderson and Primark hereby agree that any amount of taxes paid by Anderson to Primark constitute a reduction in the Purchase Price of the Shares of the Company to which such payments relate.

           (g) NOTICE. Primark shall promptly notify Anderson in writing upon receipt by Primark or any Affiliate of Primark of notice of (i) any pending or threatened federal, state, local, or foreign Tax audits or assessments of the Company or the Subsidiaries related to a Pre-Closing Period, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Primark or any Affiliate of Primark which may affect the Tax liabilities of the Company and the Subsidiaries, in each case for Pre-Closing periods only. Anderson shall promptly notify Primark in writing upon receipt by Anderson or any Affiliate of Anderson of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments or other written communications regarding the Company or Subsidiaries. Neither party shall extend or permit to be extended the statute of limitations for assessment of any Tax for which the other party would have liability without the consent of such other party (which consent shall not be unreasonably withheld).

           (h) TAX ELECTIONS. Anderson shall not make, or cause any Subsidiary to make, any Tax Election not consistent with past practice that would adversely affect taxes payable by or Tax refunds payable to the Company or the Subsidiaries.

           (i) U.S. REAL PROPERTY. Anderson shall provide a statement from the Company and the Subsidiaries in accordance with Treasury Regulations Section 1.1445-2(c), certifying the Company or the Subsidiaries is not a U.S. real property interest.

           (j) CONTROL OF AUDIT. Primark shall have the right to control any audit or determination by any Taxing authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any Straddle Periods and Post-Closing Periods. Anderson shall have the right to control any audit or determination by any Taxing authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any Pre-Closing Periods.

           (k) COOPERATION. Anderson shall cooperate fully, and shall cause the Subsidiaries to cooperate fully, with Primark in making any Tax Election permitted under this Agreement, provided, however, such election does not increase Anderson's income tax liability. Further, each party agrees not to make a SECTION 338(h)(10) election under the Code.

           (1) TAX SETTLEMENTS OR COMPROMISES. Anderson shall not make any Tax settlements or compromise any income Tax liability or, except as required by law or applicable accounting standards, change any accounting policies or procedures. With respect to a Pre-Closing Period, Anderson may make Tax settlements or compromise income Tax liability provided such settlements or compromises would not adversely affect the Tax liability of the Company or the Subsidiaries in a Post-Closing Period. Anderson shall promptly advise Primark of any Tax audit or Tax adjustment or proposed or threatened Tax audit or Tax adjustment with respect to the Company or the Subsidiaries, and shall also notify Primark of any adverse determination by any Governmental Entity with respect to Taxes.

           (m) FOREIGN TAXATION. Except as listed on Schedule 4.18, neither the Company nor any of the Subsidiaries is or has been subject to taxation in any jurisdiction outside the United States of America.

           (n) TRANSFER TAXES. All transfer Taxes including, but not limited to, all stamp duties and stamp duty reserve taxes incurred in connection with the transaction contemplated by this Agreement will be borne by Anderson.

           (o) TAXING AUTHORITY CORRESPONDENCE. Anderson shall forward within three (3) days of receipt to Primark all notifications and communications from any Taxing authority relating to any liability for Taxes of the Company or the Subsidiaries for any taxable period for which Primark is charged with payment responsibility.

           (p) DISAGREEMENT RESOLUTION. If Anderson or Primark disagree as to any matters governed by this Section of the Agreement, Anderson and Primark shall promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute shall be paid promptly, and any amount payable upon the resolution of a dispute shall be made to a bank account designated by the payee no later than three (3) Business Days after such resolution. If any such disagreement cannot be resolved within 20 days after Anderson or Primark asserts in writing that such dispute cannot be resolved, Anderson and Primark shall jointly select an Independent Accounting Firm that shall be one of the "Big Six" to act as an arbitrator to resolve this disagreement. The Independent Accounting Firm's determination shall be final and binding upon the parties, and any fees and expenses relating to the engagement of the Independent Accounting Firm shall be paid by the losing party. Upon the resolution of such dispute by the Independent Accounting Firm, any amounts payable by Anderson shall be made to a bank account designated by the payee no later than three (3) business days after such resolution. Interest will be paid with respect to any such amounts at a rate equal to the prime rate as published in the WALL STREET JOURNAL from the date of the delivery of the resolution.

     10.4  INDEMNIFICATIONS.

           (a) BY ANDERSON. Anderson shall indemnify, defend, save and hold harmless Primark, its affiliates and Representatives, successors and assigns from and against any and all costs, losses (including, without limitation, diminution in value), Taxes, liabilities, obligations, damages, lawsuits, actions, proceedings, assessments, judgments, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to, caused by or otherwise relating to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Anderson in or pursuant to this Agreement; (ii) any breach of any covenant made by Anderson in or pursuant to this Agreement; and
(iii) any failure by Anderson to perform or otherwise fulfill or comply with any undertaking, agreement or obligation under this Agreement provided, however, that the term "Damages" shall not include consequential or other special damages or losses. The parties hereto waive any claim for exemplary or punitive damages. Payments by Primark of amounts for which Primark is indemnified hereunder, and payments by Anderson of amounts for which Anderson is indemnified, shall not be a condition precedent to recovery.

           (b) BY PRIMARK. Primark shall indemnify, defend, save and hold harmless Anderson and his affiliates and Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, caused by or otherwise relating to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Primark in this Agreement, (ii) any breach of any covenant made by Primark in this Agreement, and (iii) any failure by Primark to perform or otherwise fulfill or comply with any undertaking, agreement or obligation under this Agreement.

           (c) COOPERATION. The party asserting a claim for indemnification hereunder (the "Indemnified Party") shall cooperate in all reasonable respects with the other party (the "Indemnifying Party") and such attorneys as may participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

           (d) DEFENSE OF CLAIMS. If a claim for Damages (a "Claim") is to be made by an Indemnified Party, such Indemnified Party shall subject to SECTION 10.3, give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this SECTION 10.3. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure or that such failure prejudiced or hindered attempts to mitigate damages with respect to such Claim. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the indemnifying Party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party (upon delivering notice to such effect to the Indemnifying Party) shall have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this
SECTION 10.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

           (e) LIMITATIONS.

               The limitations of this Subsection (e) shall not apply to the representations, warranties or covenants with respect to tax.

               (i) No party shall be liable to the other under this SECTION 10.3 for any Damages until the aggregate amount of Damages due the Indemnified Party exceeds an accumulated total of One Hundred Thousand Dollars ($100,000) in which case, the Indemnified Party shall be entitled to the amount of all such Damages (including the first One Hundred Thousand Dollars of such Damages) up to a maximum aggregate amount of $31,000,000, PROVIDED, HOWEVER, that this limitation shall not apply with respect to Damages arising out of a breach of a representation or warranty contained in SECTION 4.18 nor shall the aforementioned One Hundred Thousand Dollars ($100,000) apply to Primark's payment obligations under this Agreement.

               (ii) The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to SECTION 10.3 shall be reduced by any insurance proceeds actually recovered by the Indemnified Party in reduction of the Damages. In addition, if any Indemnified Party that receives insurance proceeds in respect of a Claim has been indemnified already by the Indemnifying Party, such Indemnified Party shall reimburse the Indemnifying Party from such insurance proceeds to the extent of the amount paid by the Indemnifying Party.

               (iii) If an Indemnitee actually receives a tax savings by reason of having incurred Damages for which Indemnitee has received a payment from the Indemnifying Party, then the Indemnitee shall reimburse the Indemnifying Party by an amount equal to the tax savings.

           (f) Except in the case of fraud, the remedies provided in SECTION
10.4 hereof shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this SECTION 10.4 shall apply to claims for indemnification asserted as between the parties hereto, the Company as well as to third party claims.

11.  MISCELLANEOUS

     11.1  TERMINATION.

           (a) TERMINATION. This Agreement may be terminated at any time prior to Closing:

               (i) By mutual written consent of Primark and Anderson;

               (ii) By Primark or Anderson if the Closing shall not have occurred on or before August 9, 1996; PROVIDED, HOWEVER, that this provision shall not be available to Primark if Anderson has the right to terminate this Agreement under clause (iv) of this SECTION 11.1(a), and this provision shall not be available to Anderson if Primark has the right to terminate this Agreement under clause (iii) of this SECTION 11.1 (a);

               (iii) By Primark if (i) there is a material breach of any representation or warranty set forth in SECTION 4 or any covenant or agreement to be complied with or performed by Anderson pursuant to the terms of this Agreement, (ii) the failure of a condition set forth in SECTION 8 to be satisfied (and such condition is not waived in writing by Primark) on or prior to the Closing Date, or (iii) the occurrence of any event which results or would result in the failure of a condition set forth in SECTION 8 to be satisfied on or prior to the Closing Date, PROVIDED THAT Primark may not terminate this Agreement pursuant to this Section unless Primark (i) delivers a written notice of termination to Anderson in which it identifies the breach, failure or occurrence serving as the reason for such termination and (ii) Anderson fails to cure such breach, failure or occurrence within ten (10) Business Days of receipt of such written notice of termination.

               (iv) By Anderson if (i) there is a material breach of any representation or warranty set forth in SECTION 3 hereof or of any covenant or agreement to be complied with or performed by Primark pursuant to the terms of this Agreement, (ii) the failure of a condition set forth in SECTION 7 to be satisfied (and such condition is not waived in writing by Anderson) on or prior to the Closing Date, or (iii) the occurrence of any event which results or would result in the failure of a condition set forth in SECTION 7 to be satisfied on or prior to the Closing Date PROVIDED THAT Anderson may not terminate this Agreement pursuant to this Section unless Anderson (i) delivers a written notice of termination to Primark in which he identifies the breach, failure or occurrence serving as the reason for such termination and (ii) Primark fails to cure such breach, failure or occurrence within ten (10) days of receipt of such written notice of termination; or

               (v) By either party upon written notice to the other party on or after September 1, 1996.

           (b) IN THE EVENT OF TERMINATION. In the event of termination of this
Agreement:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (ii) No party hereto shall have any liability or further obligation to any other party to this Agreement except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement and except for subections (iii) and (iv) of SECTION 11.l(a). The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     11.2 ASSIGNMENT. Neither this Agreement nor any of the rights, obligations or liabilities hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement, express or implied, as a third party beneficiary or otherwise.

     11.3 NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) three (3) Business Days after mailing, if sent by registered or certified mail, postage prepaid, return receipt requested;
(iii) one (1) Business Day after mailing, if sent via overnight courier; or (iv) upon transmission, if sent by telex or facsimile (provided that a confirmation copy is sent in the manner provided in SECTION 11.3(ii) or (iii) above within thirty six (36) hours after such transmission), except that if such notice or other communication is received by telex or facsimile after 5:00 p.m. on a Business Day at the place of receipt, it shall be effective as of the following

Business Day. All notices and other communications hereunder shall be given as follows:

                 (a)      If to Primark, to it at:

                          1000 Winter Street, Suite 4300
                          Waltham, Massachusetts 02154-1248
                          Attention: Joseph E. Kasputys
                          Telephone No.: (617) 487-2102
                          Telecopier No.: (617) 890-6187

                 with a copy to:

                          Michael R. Kargula
                          Primark Corporation
                          1000 Winter Street, Suite 4300
                          Waltham, Massachusetts 02154-1248
                          Telephone No.: (617) 487-2120
                          Telecopier No.: (617) 890-6190

                 (b)      If to Anderson, to him at:

                          c/o Yankee Group Research, Inc.
                          200 Portland Street
                          Boston, MA 02114
                          Telephone No.:(617) 367-1000
                          Telecopier No.:(617) 367-5760

                 with a copy to:

                          Edwards & Angell
                          2700 Hospital Trust Tower
                          Providence, Rhode Island 02903
                          Attention: Richard M.C. Glenn III, Esq.
                          Telephone No.: (401) 274-9200
                          Telecopier No.: (401) 276-6611

Any party may change its address for receiving notice by written notice given to the other names above in the manner provided above.

     11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Massachusetts (without reference to the choice of law provisions of Massachusetts law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement.


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




     11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, the Ancillary Agreements, the Class B Stock Purchase Agreement and the Class C Stock Purchase Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes and cancels all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no restrictions, premises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder. This Agreement may not be amended except by an instrument in writing executed by the parties hereto or their respective successors or permitted assigns. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 EXPENSES. The Company and Primark shall each pay their own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, it is the understanding of the parties hereto that after the payment of the Additional Purchase Price and after the payment of all of the Company's legal, accounting, out-of-pocket and other expenses incurred in connection with the transactions contemplated by this Agreement, the Company shall have $1,600,000 of cash on hand immediately following the Closing.

     11.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.9 TITLES. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.10 PUBLICITY. Prior to the execution of this Agreement, neither Primark nor


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




Anderson shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written consent of the other party. Nothing herein shall prohibit Primark from making any disclosure of the transactions contemplated hereby to the extent such disclosure is required by applicable law. Prior to any such disclosure, Primark shall notify Anderson of the contents of such disclosure.

     11.11 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     11.12 SPECIFIC PERFORMANCE. The obligations of Anderson and Primark under this Agreement are unique. If either Anderson or Primark should default in its obligations under this Agreement, Anderson and Primark acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, Anderson or Primark may, in addition to any other available rights or remedies, sue in equity for specific performance, and hereby expressly waive the defense that a remedy in damages will be adequate.

     11.13 KNOWLEDGE. Whenever a phrase herein is qualified by "to the knowledge of Anderson" or a similar phrase, it is intended to mean the actual knowledge of Anderson or Abhijit Banerjee.

     11.14 ARBITRATION. Any controversy arising after the Closing out of or relating to this Agreement or relating to the breach hereof, but excluding for purposes of this SECTION 11.14 the Ancillary Agreements, shall be settled by arbitration conducted in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect (except as otherwise expressly provided in this Agreement). There shall be three arbitrators selected from the AAA's lists, one to be chosen by Primark, the other by Anderson and the third to be chosen by the other two arbitrators. The award rendered by the arbitrator shall be final and non-appealable and judgment upon the award rendered by the arbitrator may be entered upon it in any court having jurisdiction thereof. The arbitrator shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. Each party shall bear its own expenses of the arbitration unless otherwise allocated by the arbitrator. The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

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




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRIMARK CORPORATION


By:    /s/ Joseph E. Kasputys                             /s/ Howard Anderson
       ----------------------                             -------------------
Name:  Joseph E. Kasputys                                 Howard Anderson
Title: Chairman


























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